Tidal Trust I 485BPOS

Ex-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 310 and No. 311 to the Registration Statement on Form N-1A of Tidal Trust I and to the use of our report dated February 27, 2026 on the financial statements and financial highlights of RPAR Risk Parity ETF and UPAR Ultra Risk Parity ETF, each a series of Tidal Trust I. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 24, 2026